EXHIBIT 99.1

Freescale Semiconductor Stockholders Approve Proposed Merger Agreement

AUSTIN, Texas – Nov. 13, 2006 – Stockholders of Freescale Semiconductor, Inc. (NYSE:FSL;FSL.B) today approved the previously announced acquisition of Freescale by a consortium of private equity firms led by The Blackstone Group and including The Carlyle Group, Permira Funds and Texas Pacific Group. Approximately 99% of stockholders present and voting adopted the merger agreement under the terms of which Freescale stockholders will be entitled to receive $40 per share at the time of closing. The number of shares voting to adopt the merger agreement represents approximately 73% of the total number of shares outstanding and entitled to vote.

Stockholder approval of the merger satisfies a condition to the closing of the transaction. The company currently expects the transaction to be completed subject to customary closing conditions during the Fourth Quarter of 2006.

About Freescale Semiconductor

Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is one of the world’s largest semiconductor companies with 2005 sales of $5.8 billion (USD). www.freescale.com

Caution Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning and include statements regarding the plans and expectations for the future. The forward-looking statements contained in this press release include statements about the proposed merger and statements about our expected financial performance for the fourth quarter of 2006. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual outcomes to differ materially from the expectations of Freescale and its management. For example, if the necessary regulatory approvals are not obtained, the proposed merger will not be consummated. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the proposed merger will be completed, costs and potential litigation associated with the proposed merger, the failure to obtain Freescale’s stockholder approval, the inability to obtain, or meet specific conditions imposed for applicable regulatory approvals relating to the proposed merger, the failure of either party to meet the closing conditions set forth in the merger agreement, the extent and timing of regulatory approvals and the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. Freescale undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contacts:

Media Relations

Tim Doke

512-895-1791

tim.doke@freescale.com

or

Investor Relations

Mitch Haws

512-895-2454

mitch.haws@freescale.com